UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Orion Engineered Carbons S.A.

(Name of Issuer)

Common Shares, no par value

(Title of Class of Securities)

L72967 109

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. L72967 109		Page 1 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Kinove Luxembourg Holdings 1 S.à r.l.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Grand Duchy of Luxembourg
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 40,135,126*
	6.	Shared voting power 0
	7.	Sole dispositive power 40,135,126*
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) CO

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014.

13G

CUSIP No. L72967 109		Page 2 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Kinove Luxembourg Coinvestment S.C.A.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Grand Duchy of Luxembourg
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 5,978,844*
	6.	Shared voting power 0
	7.	Sole dispositive power 5,978,844*
	8.	Shared dispositive power 0
9.	Aggregate amount beneficially owned by each reporting person 5,978,844*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 10.03%**
12.	Type of reporting person (see instructions) OO***

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014
***	Kinove Luxembourg Coinvestment S.C.A. is a Luxembourg partnership limited by shares (société en commandite par actions) that is owned by members of the Issuer’s management and Kinove Luxembourg Holdings 1 S.à r.l. (“Kinove Holdings”), and that is managed by Kinove Holdings.

13G

CUSIP No. L72967 109		Page 3 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rhône Capital L.L.C.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) OO

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 4 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rhône Holdings III L.L.C.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) OO

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 5 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Rhône Holdings IV L.L.C.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) OO

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 6 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) OEC Holdings 3 GP Ltd.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) OO

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 7 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) OEC Holdings 4 GP Ltd.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) OO

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 8 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) OEC Holdings 3 SPV GP L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) PN

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 9 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) OEC Holdings 4 SPV GP L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) PN

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 10 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) OEC Holdings 3-A L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) PN

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 11 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) OEC Holdings 3-B L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) PN

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 12 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) OEC Holdings 4 L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) PN

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 13 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Romolo Holdings C.V.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization The Netherlands
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) PN

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 14 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Peder Prahl
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Sweden
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) IN

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 15 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Triton Advisers Limited
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) OO

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 16 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Triton Managers III Limited
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) OO

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 17 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Triton Fund III General Partner L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) PN

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 18 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) TFF III Limited
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) OO

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 19 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Triton Fund III G L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) PN

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014.

13G

CUSIP No. L72967 109		Page 20 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Triton Fund III No.2 L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) PN

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 21 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Triton Fund III L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) PN

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 22 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Triton Fund III F&F G L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) PN

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 23 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Triton Fund III Executives L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) PN

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 24 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Triton Fund III F&F No.2 L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) PN

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 25 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Triton Fund III F&F No.3 L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) PN

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 26 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Triton Fund III F&F No.4 L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) PN

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 27 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Triton Fund III F&F L.P.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Jersey
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 40,135,126*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 40,135,126*
9.	Aggregate amount beneficially owned by each reporting person 40,135,126*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 67.30%**
12.	Type of reporting person (see instructions) PN

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 28 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Abu Dhabi Investment Authority
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization The Emirate of Abu Dhabi, United Arab Emirates
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 3,997,800*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 3,997,800*
9.	Aggregate amount beneficially owned by each reporting person 3,997,800*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 6.70%**
12.	Type of reporting person (see instructions) OO***

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014
***	Abu Dhabi Investment Authority (“ADIA”) is a public institution established in 1976 by the Government of the Emirate of Abu Dhabi (“Government”). ADIA is wholly owned and subject to supervision by the Government and has an independent legal identity with full capacity to act in fulfilling its statutory mandates and objectives.

13G

CUSIP No. L72967 109		Page 29 of 45 Pages

1.	Names of reporting persons I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Luxinva S.A.
2.	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
3.	SEC use only
4.	Citizenship or place of organization Grand Duchy of Luxembourg
Number of shares beneficially owned by each reporting person with	5.	Sole voting power 0
	6.	Shared voting power 3,997,800*
	7.	Sole dispositive power 0
	8.	Shared dispositive power 3,997,800*
9.	Aggregate amount beneficially owned by each reporting person 3,997,800*
10.	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9) 6.70%**
12.	Type of reporting person (see instructions) CO

*	See Item 4
**	Based on 59,635,126 Common Shares outstanding, as set forth in the Issuer’s prospectus dated July 24, 2014

13G

CUSIP No. L72967 109		Page 30 of 45 Pages

Item 1(a). Name of Issuer:	Orion Engineered Carbons S.A. (the “Company” or the “Issuer”).
Item 1(b). Address of Issuer’s Principal Executive Offices:	15 Rue Edward Steichen, L-2540 Luxembourg, Grand Duchy of Luxembourg.
Item 2(a). Name of Person Filing:	This Schedule 13G (this “Statement”) is being filed jointly by the following entities and individuals (each a “Reporting Person” and collectively, the “Reporting Persons”):

(i) Kinove Luxembourg Holdings 1 S.à r.l. (“Kinove Holdings”);

(ii) Kinove Luxembourg Coinvestment S.C.A. (“Luxco Coinvest”);

(iii)  Collectively known as the “Rhône Reporting Persons”: (A) Rhône Capital L.L.C., (B) Rhône Holdings III L.L.C., (C) Rhône Holdings IV L.L.C., (D) OEC Holdings 3 GP Ltd., (E) OEC Holdings 4 GP Ltd., (F) OEC Holdings 3 SVP GP L.P., (G) OEC Holdings 4 SVP GP L.P., (H) Romolo Holdings C.V., (I) OEC Holdings 3-A L.P., (J) OEC Holdings 3-B L.P. and (K) OEC Holdings 4 L.P.;

(iv)  Collectively known as the “Triton Reporting Persons”: (A) Peder Prahl, (B) Triton Advisers Limited, (C) Triton Managers III Limited, (D) Triton Fund III General Partner L.P., (E) TFF III Limited, (F) Triton Fund III G L.P., (G) Triton Fund III No.2 L.P., (H) Triton Fund III L.P., (I) Triton Fund III F&F G L.P., (J) Triton Fund III Executives L.P., (K) Triton Fund III F&F No.2 L.P., (L) Triton Fund III F&F No.3 L.P., (M) Triton Fund III F&F No.4 L.P. and (N) Triton Fund III F&F L.P.; and

(v) Together known as the “ADIA Reporting Persons”: Abu Dhabi Investment Authority and Luxinva S.A.
Item 2(b). Address of Principal Business Office or, if none, Residence:	The following address is the principal business office or residence of each of the Reporting Persons: (i) Kinove Holdings: 15 rue Edward Steichen, L-2540 Luxembourg, Grand Duchy of Luxembourg.

(ii) Luxco Coinvest: 20 rue Albert Borschette, L-21246 Luxembourg, Grand Duchy of Luxembourg.

(iii) Rhône Capital L.L.C., Rhône Holdings III L.L.C., Rhône Holdings IV L.L.C. and Romolo Holdings C.V.: 630 5th Avenue, Suite 2710, New York, NY 10111.

(iv)  OEC Holdings 3 GP Ltd., OEC Holdings 4 GP Ltd., OEC Holdings 3 SVP GP L.P., OEC Holdings 4 SVP GP L.P., OEC Holdings 3-A L.P., OEC Holdings 3-B L.P. and OEC Holdings 4 L.P.: P.O. Box 309, Ugland House, South Church Street, Grand Cayman, KY1- 1104, Cayman Islands.

(v)   Triton Reporting Persons: Charter Place, 1st floor, 23-27 Seaton Place, St. Helier, Jersey, JE2 3QL.

(vi)  Luxinva S.A.: 2, rue Joseph Hackin, L-1746 Luxembourg, Grand Duchy of Luxembourg.

(vii) Abu Dhabi Investment Authority: 211 Corniche, PO Box 3600, Abu Dhabi, United Arab Emirates.

13G

CUSIP No. L72967 109		Page 31 of 45 Pages

Item 2(c). Citizenship:	(i) Kinove Holdings is a Luxembourg limited liability company (société à responsabilité limitée).

(ii) Luxco Coinvest is a Luxembourg partnership limited by shares (société en commandite par actions).

(iii)  Rhône Capital L.L.C., Rhône Holdings III L.L.C. and Rhône Holdings IV L.L.C. are Delaware limited liability companies. OEC Holdings 3 GP Ltd. and OEC Holdings 4 GP Ltd. are companies organized under the laws of the Cayman Islands. OEC Holdings 3 SVP GP L.P., OEC Holdings 4 SVP GP L.P., OEC Holdings 3-A L.P., OEC Holdings 3-B L.P. and OEC Holdings 4 L.P are limited partnerships organized under the laws of the Cayman Islands. Romolo Holdings C.V. is a limited partnership (commanditaire vennootschap) organized under the laws of the Netherlands.

(iv)  Peder Prahl is a citizen of Sweden. Triton Fund III General Partner L.P., TFF III Limited, Triton Fund III G L.P., Triton Fund III No.2 L.P., Triton Fund III L.P., Triton Fund III F&F G L.P., Triton Fund III Executives L.P., Triton Fund III F&F No.2 L.P. and Triton Fund III F&F No.3 L.P., Triton Fund III F&F No.4 L.P. and Triton Fund III F&F L.P. are limited partnerships organized under the laws of Jersey. Triton Advisers Limited and Triton Managers III Limited are limited liability companies organized under the laws of Jersey.

(v)   Luxinva S.A. is a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg. The Abu Dhabi Investment Authority is a public institution established by the Government of the Emirate of Abu Dhabi.

Item 2(d). Title and Class of Securities:	Common Shares, no par value (the “Common Shares”).
Item 2(e). CUSIP Number:	L72967 109.
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:	Not Applicable.
Item 4. Ownership.

(i)    Luxco Coinvest: Luxco Coinvest beneficially owns 5,978,844 Common Shares representing 10.03% of the issued and outstanding Common Shares. Luxco Coinvest is an investment vehicle that is owned by members of the Company’s management (the “Management Investors”) and Kinove Holdings, and is managed by Kinove Holdings. 3,446,616 Common Shares owned by Luxco Coinvest are attributable to the Management Investors. Luxco Coinvest has sole power to vote or direct the vote, and dispose or direct the disposition of, 5,978,844 Common Shares, representing 10.03% of the issued and outstanding Common Shares.

13G

CUSIP No. L72967 109		Page 32 of 45 Pages

(ii)   Kinove Holdings: Kinove Holdings beneficially owns 36,689,000 Common Shares, representing 61.52% of the issued and outstanding Common Shares. In its capacity as manager of Luxco Coinvest, Kinove Holdings may be deemed to beneficially own all Common Shares owned by Luxco Coinvest (5,978,844 Common Shares) for a total of 40,135,126 Common Shares representing 67.30% of the issued and outstanding Common Shares. However, Kinove Holdings disclaims beneficial ownership of the 3,446,616 Common Shares attributable to the Management Investors. Kinove Holdings has sole power to vote or direct the vote, and dispose or direct the disposition of, 40,135,126 Common Shares, representing 67.30% of the issued and outstanding Common Shares.

        Kinove Holdings is owned by the Rhône Reporting Persons Listed in Item 2(a)(iii)(H)-(K) (the “Rhône Investors”) , the Triton Reporting Persons listed in Item 2(a)(iv)(F)-(N) (collectively, the “Triton Investors”) and the ADIA Reporting Persons. The Rhône Investors, Triton Investors and ADIA Reporting Persons are party to a Shareholders Agreement with respect to their holdings in Kinove Holdings (the “Shareholders Agreement”).

(iii)  Rhône Reporting Persons: All Rhône Reporting Persons have shared power to vote or direct the vote, and dispose or direct the disposition of, 40,135,126 Common Shares, representing 67.30% of the issued and outstanding Common Shares. Although the Rhône Reporting Persons may be deemed to beneficially own 40,135,126 Common Shares, representing 67.30% of the issued and outstanding Common Shares, the Rhône Reporting Persons hereby disclaim beneficial ownership of any Common Shares beneficially owned by the Triton Reporting Persons and the ADIA Reporting Persons and any Common Shares attributable to the Management Investors, except to the extent of the Rhône Reporting Persons’ economic interest therein.

        The Rhône Reporting Persons have an economic interest in an aggregate amount of 16,345,355 Common Shares, representing 27.41% of the issued and outstanding Common Shares.

        OEC Holdings 3-A L.P., OEC Holdings 3-B L.P. and OEC Holdings 4 L.P are managed through their general partners, which are OEC Holdings 3 SVP GP L.P. and OEC Holdings 4 SVP GP L.P. OEC Holdings 3 SVP GP L.P. and OEC Holdings 4 SVP GP L.P. are managed by OEC Holdings 3 GP Ltd. and OEC Holdings 4 GP Ltd., respectively. OEC Holdings 3 GP Ltd. and OEC Holdings 4 GP Ltd. are managed by Rhône Holdings III L.L.C. and Rhône Holdings IV L.L.C., respectively, each of which is ultimately controlled by Rhône Capital L.L.C.

13G

CUSIP No. L72967 109		Page 33 of 45 Pages

(iv)  Triton Reporting Persons: All Triton Reporting Persons have shared power to vote or direct the vote, and dispose or direct the disposition of, 40,135,126 Common Shares, representing 67.30% of the issued and outstanding Common Shares. Although the Triton Reporting Persons may be deemed to beneficially own 40,135,126 Common Shares, representing 67.30% of the issued and outstanding Common Shares, the Triton Reporting Persons hereby disclaim beneficial ownership of any Common Shares beneficially owned by the Rhône Reporting Persons and the ADIA Reporting Persons and any Common Shares attributable to the Management Investors, except to the extent of the Triton Reporting Persons’ economic interest therein.

        The Triton Reporting Persons have an economic interest in an aggregate amount of 16,345,355 Common Shares, representing 27.41% of the issued and outstanding Common Shares.

        Triton Fund III F&F L.P. is directly managed by TFF III Limited. The Triton Investors listed in Item 2(a)(iv)(F)-(M) are directly managed by Triton Fund III General Partner L.P., which is managed by Triton Managers III Limited. Triton Managers III Limited is owned by Triton Advisers Limited, which is ultimately controlled by Peder Prahl.

(v)   ADIA Reporting Persons: The ADIA Reporting Persons have an economic interest in an aggregate amount of 3,997,800 Common Shares held by Kinove Holdings, representing 6.70% of the issued and outstanding Common Shares. Pursuant to the terms of the Shareholders Agreement, the ADIA Reporting Persons do not have the power to vote or direct the vote, and dispose or direct the disposition of the Common Shares beneficially owned by Kinove Holdings, except in limited circumstances. The ADIA Reporting Persons hereby disclaim beneficial ownership of any Common Shares beneficially owned by the Rhône Reporting Persons and the Triton Reporting Persons and any Common Shares attributable to the Management Investors, except to the extent of the ADIA Reporting Persons’ economic interest therein.

The filing of this Statement shall not be construed as an admission that any Reporting Person, for the purpose of Section 13(g) of the Act, is the beneficial owner of Common Shares beneficially owned by any other Reporting Person.

Item 5. Ownership of Five Percent or Less of a Class.	Not Applicable.
Item 6. Ownership of More than Five Percent on Behalf of Another Person.	Not Applicable.
Item 7. Identification and Classification of the	Not Applicable.

13G

CUSIP No. L72967 109		Page 34 of 45 Pages

Subsidiary Which
Acquired the Security
Being Reported on By the
Parent Holding Company
or Control Person.
Item 8. Identification and	Not Applicable.
Classification of Members of the Group.
Item 9. Notice of	Not Applicable.
Dissolution of Group.
Item 10. Certifications.	Not Applicable.

13G

CUSIP No. L72967 109		Page 35 of 45 Pages

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2015	Kinove Luxembourg Holdings 1 S.à r.l.

	By:	/s/ Thomas Sonnenberg
Name: Thomas Sonnenberg
Title: Manager B

Kinove Luxembourg Coinvestment S.C.A By: Kinove Luxembourg Holdings 1 S.à r.l., its General Partner

	By:	/s/ Thomas Sonnenberg
Name: Thomas Sonnenberg
Title: Manager B

Rhône Capital L.L.C.

	By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

Rhône Holdings III L.L.C.

	By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

Rhône Holdings IV L.L.C.

	By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 3 GP Ltd.

	By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

13G

CUSIP No. L72967 109		Page 36 of 45 Pages

OEC Holdings 4 GP Ltd.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 3 SVP GP L.P.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 4 SVP GP L.P.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

Romolo Holdings C.V.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 3-A L.P.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 3-B L.P.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 4 L.P.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

Peder Prahl

By:	/s/ Peder Prahl
Name: Peder Prahl

13G

CUSIP No. L72967 109		Page 37 of 45 Pages

Triton Advisers Limited

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

Triton Managers III Limited

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

TFF III Limited

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III G L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III No. 2 L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

13G

CUSIP No. L72967 109		Page 38 of 45 Pages

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III F&F G L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III Executives L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III F&F No. 2 L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

13G

CUSIP No. L72967 109		Page 39 of 45 Pages

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III F&F No. 3 L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III F&F No. 4 L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of TFF III Limited as general partner on behalf of Triton Fund III F&F L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

Luxinva S.A.

By:	/s/ Ahmed Ghubash
Name: Ahmed Ghubash
Title: Authorized Signatory

By:	/s/ Saeed Al Mazrouei
Name: Saeed Al Mazrouei
Title: Authorized Signatory

Abu Dhabi Investment Authority

By:	/s/ Hamad Shahwan Al Dhaheri
Name: Hamad Shahwan Al Dhaheri
Title: Authorized Signatory

By:	/s/ Khalifa Al Falasi
Name: Khalifa Al Falasi
Title: Authorized Signatory

13G

CUSIP No. L72967 109		Page 40 of 45 Pages

EXHIBIT 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among all the undersigned that the Schedule 13G filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of common shares, no par value, of Orion Engineered Carbons S.A. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The execution and filing of this agreement shall not be construed as an admission that the undersigned are a group, or have agreed to act as a group.

Date: February 13, 2015	Kinove Luxembourg Holdings 1 S.à r.l.

	By:	/s/ Thomas Sonnenberg
Name: Thomas Sonnenberg
Title: Manager B
Kinove Luxembourg Coinvestment S.C.A By: Kinove Luxembourg Holdings 1 S.à r.l., its General Partner

	By:	/s/ Thomas Sonnenberg
Name: Thomas Sonnenberg
Title: Manager B

Rhône Capital L.L.C.

	By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

Rhône Holdings III L.L.C.

	By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

Rhône Holdings IV L.L.C.

	By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

13G

CUSIP No. L72967 109		Page 41 of 45 Pages

OEC Holdings 3 GP Ltd.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 4 GP Ltd.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 3 SVP GP L.P.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 4 SVP GP L.P.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

Romolo Holdings C.V.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 3-A L.P.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

OEC Holdings 3-B L.P.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

13G

CUSIP No. L72967 109		Page 42 of 45 Pages

OEC Holdings 4 L.P.

By:	/s/ M. Allison Steiner
Name: M. Allison Steiner
Title: Authorized Signatory

Peder Prahl

By:	/s/ Peder Prahl
Name: Peder Prahl

Triton Advisers Limited

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

Triton Managers III Limited

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

TFF III Limited

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III G L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

13G

CUSIP No. L72967 109		Page 43 of 45 Pages

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III No. 2 L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III F&F G L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III Executives L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

13G

CUSIP No. L72967 109		Page 44 of 45 Pages

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III F&F No. 2 L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III F&F No. 3 L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of Triton Managers III Limited as general partner on behalf of Triton Fund III General Partner L.P. as general partner on behalf of Triton Fund III F&F No. 4 L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

For and on behalf of TFF III Limited as general partner on behalf of Triton Fund III F&F L.P.

By:	/s/ Julia Chapman
Name: Julia Chapman
Title: Director

Luxinva S.A.

By:	/s/ Ahmed Ghubash
Name: Ahmed Ghubash
Title: Authorized Signatory

By:	/s/ Saeed Al Mazrouei
Name: Saeed Al Mazrouei
Title: Authorized Signatory

13G

CUSIP No. L72967 109		Page 45 of 45 Pages

Abu Dhabi Investment Authority

By:	/s/ Hamad Shahwan Al Dhaheri
Name: Hamad Shahwan Al Dhaheri
Title: Authorized Signatory

By:	/s/ Khalifa Al Falasi
Name: Khalifa Al Falasi
Title: Authorized Signatory